COOPERATION AGREEMENT
This Cooperation Agreement (this “Agreement”) is made and entered into as of April 15, 2020 by and among ZAGG Inc, a Delaware corporation (the “Company”), Roumell Asset Management, LLC, a Maryland limited liability company (“Roumell Asset Management”), James C. Roumell, an individual, and the Roumell Opportunistic Value Fund, a series of a certain Delaware statutory trust (collectively with Roumell Asset Management and Mr. Roumell, the “Roumell Parties”) (each of the Company and Roumell Parties, a “Party” to this Agreement, and collectively, the “Parties”).
RECITALS
WHEREAS, as of the date of this Agreement, the Roumell Parties have voting power or dispositive power or otherwise have beneficial ownership of 1,193,696 shares of the common stock, par value $0.001 per share, of the Company (the “Common Stock”), including 80,770 shares of Common Stock held in separately managed accounts over which Roumell Asset Management has discretionary power as investment adviser to its clients (such accounts, the “Separately Managed Accounts”); and
WHEREAS, as of the date of this Agreement, the Company and Roumell Parties have determined to come to an agreement with respect to certain matters set forth below.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties to this Agreement, intending to be legally bound, agree as follows:
1.Board Nominations.
i. As promptly as practicable following the date of this Agreement (but in no event later than five (5) days following the date of this Agreement), the Nominating and Governance Committee (the “Nominating Committee”) of the Board of Directors (the “Board”) of the Company and the Board shall take all necessary actions to:
a.promptly increase the size of the Board’s membership by two (2) director seats and appoint Ronald Garriques and Edward Terino (the “New Directors”) each to serve as a director of the Board until such New Director’s successor is duly elected or appointed in accordance with the Company’s Bylaws (the “Bylaws”) and applicable law; and
b.include each New Director (or any Replacement (as defined below)) on the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the Company’s 2020 annual meeting of stockholders (the “2020 Annual Meeting”) and any special meeting of stockholders that occurs during the Standstill Period (as defined below).

At the 2020 Annual Meeting and any special meeting of stockholders that occurs during the Standstill Period, the Company agrees to recommend, support and solicit proxies for the election of the New Directors and their Replacements in the same historic manner in which the Company has supported its nominees for election at prior annual meetings of stockholders at which the election of directors was uncontested.
i. No later than (i) May 1, 2020 or (ii) the earlier first meeting of the applicable Board committee after the date of this Agreement, the Nominating Committee and the Board shall take all necessary action to appoint one or both of the New Directors (or any Replacement) to each of the three standing committees of the Board: the Audit Committee, Compensation Committee, and Nominating Committee such that the New Directors and their Replacements, if any, shall constitute at least one-fourth of the members of each such committee during the Standstill Period.
ii. The Roumell Parties acknowledge that the policies and procedures in effect as of April 10, 2020 or adopted by the Board after the New Directors have been seated as directors, and applicable to all other directors (the “Company Policies”) will be applicable to the New Directors during their term(s) of service.
iii. During the Standstill Period, neither the Board nor any committee of the Board shall modify the size of the Board from seven directors without the unanimous approval of the Board.
iv. The Board and all applicable committees of the Board shall take all necessary actions to ensure that during the Standstill Period, the New Directors and their Replacements shall constitute at least one-fourth of the members of any non-standing committee in place as of the date of this Agreement and any new committee of the Board that may be established after the date hereof; and, without limiting the foregoing, the Board shall give each of the New Directors and their Replacements the same due consideration for membership to any non-standing or new committee of the Board as any other non-management director.
v. During the Standstill Period, the Company shall not amend its organizational documents, adopt any new Company Policies, amend any existing Company Policies or take any other similar action to frustrate the purpose of this Agreement.
vi. Nothing in this Agreement shall be deemed to abridge or limit the fiduciary duties of any member of the Board under Delaware law.
vii. If, from the date of appointment until the Termination Date (as defined below), Mr. Terino (or a Replacement) is unable or unwilling to serve as a director for any reason, resigns as a director or is removed as a director, then (A) the Roumell Parties shall have the right to propose three persons as candidates (each a “Roumell Candidate”) to be a replacement director (a “Replacement”) to fill the resulting vacancy and each Roumell Candidate shall be a person with relevant financial and business experience, (i) who qualifies as “Independent” pursuant to applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and as an “Independent Director” as defined in The Nasdaq Stock Market LLC

(“Nasdaq”) Listing Rule 5605 (or applicable requirements of such other national securities exchange designated as the primary market on which the Common Stock is listed for trading), (ii) who has provided to the Company all information regarding the Replacement that is required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, (iii) who has completed an interview with the Nominating Committee, (iv) who has consented to appropriate background checks similar to those historically performed for all other directors of the Board, (v) who has executed all documents required to be executed by all other directors of the Company and (vi) whose qualifications are substantially similar to the New Director (or any Replacement) being replaced, and such Roumell Candidates shall be subject to the approval by each of the Nominating Committee and the Board, which approval shall not be unreasonably withheld, and (B) the Board shall select and appoint one (1) of the Roumell Candidates to the Board as the Replacement to fill the vacancy caused by Mr. Terino (or a Replacement) ceasing to be a director. Any Replacement appointed to the Board in accordance with this Section 1(g) shall be appointed to any applicable committees of the Board of which the replaced former director was a member immediately prior to such director’s resignation or removal.
2.Standstill
i. The Roumell Parties agree that, from the date of this Agreement until the Termination Date (the “Standstill Period”), the Roumell Parties shall not, and shall cause each of their respective Affiliates or Associates (as such terms are defined in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (such Affiliates and Associates collectively, the “Roumell Affiliates”, and each a “Roumell Affiliate”) and each of the Roumell Affiliates’ respective directors, officers, managers and employees not to, and will direct its and their respective consultants, agents, representatives, attorneys and advisors (to the extent acting on its or their behalf) not to, directly or indirectly, in any manner, alone or in concert with others:
a.make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of proxies (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) of the Exchange Act) or consents to vote, or seek to advise, encourage or influence any person or entity with respect to the voting of any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities (collectively, “Securities of the Company”) for the election of individuals to the Board or to approve stockholder proposals, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act) (other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any stockholder meeting) or make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);
b.form, join, encourage, influence, advise or in any way participate in any Group (as such term is defined in Section 13(d)(3) of the Exchange Act) with any persons or entities that are not Roumell Affiliates with respect to any Securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any Securities of the

Company in any voting trust or similar arrangement, or subject any Securities of the Company to any arrangement or agreement with respect to the voting thereof, except as expressly set forth in this Agreement;
c.purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including beneficial ownership) of the Securities of the Company, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments in any way related to the price of shares of Common Stock, or any assets or liabilities of the Company that would result in the Roumell Parties owning, controlling or otherwise having any beneficial ownership or other ownership interest in more than 9.99% of Common Stock outstanding at such time; provided, however, that nothing herein will require any shares of Common Stock to be sold to the extent that the Roumell Parties exceed the ownership limit under this Section 2(a)(iii) as the result of a share repurchase or other Company action that reduces the number of outstanding shares of Common Stock;
d.other than through open market or block trade brokered sale transactions where the identity of the purchaser is unknown to the Roumell Parties sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the Securities of the Company or any rights decoupled from the underlying Securities of the Company held by the Roumell Parties or any Roumell Affiliate to any person or entity not a (A) Party to this Agreement, (B) member of the Board, (C) officer of the Company or (D) Roumell Affiliate (any person or entity not set forth in clauses (A)-(D) shall be referred to as a “Third Party”), that would knowingly result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 4.99% of the shares of Common Stock outstanding at such time, except in a transaction approved by the Board; provided, however, that this Section 2(a)(iv) shall not apply to any transfer of shares of Common Stock out of a Separately Managed Account if such transfer is initiated by the client or clients on whose behalf such Separately Managed Account is maintained;
e.effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person or entity to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, division, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of material assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities or assets (each, an “Extraordinary Transaction”) or make any public statement with respect to an Extraordinary Transaction; provided, however, that this clause shall not preclude the tender by the Roumell Parties or a Roumell Affiliate of any Securities of the Company into any tender or exchange offer not initiated in breach of any standstill agreement to which the Company is a party;
f.except for settling any such transaction in existence as of April 10, 2020, engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the Securities of the Company and the value from such a decline exceeds the aggregate value of the Securities of the Company beneficially owned by the Roumell Parties;
g.(A) call or seek to call any meeting of stockholders, including by written consent, (B) seek representation on, or nominate any candidate to, the Board, except as set forth herein, (C) seek the removal of any member of the Board, (D) solicit consents from stockholders or otherwise act or seek to act by written consent, (E) conduct a referendum of stockholders, (F) institute any litigation against the Company, its directors or its officers, except for initiating any legal proceeding solely to remedy a breach of or to enforce this Agreement or making counterclaims with respect to any legal proceeding initiated by or on behalf of the Company against the Roumell Parties, or (G) make a request for any stockholder list or other Company books and records, whether pursuant to Section 220 of the Delaware General Corporation Law or otherwise;
h.take any action in support of or make any proposal or request (in each case, other than non-public communications with the Company that are not intended to, and would not reasonably be expected to, require any public disclosure of such communications) that constitutes: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board or unfilled newly-created directorships; (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company; (C) any other material change in the Company’s management, business or corporate structure, including, without limitation, its capital allocation, business operations or strategies or its management or other personnel; (D) seeking to have the Company waive or make amendments or modifications to the Company’s Certificate of Incorporation or the Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person or entity; (E) causing a class of Securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of Securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
i.Except for (A) the Schedule 13D Amendment (as defined below), (B) any amendment to the Schedule 13D (as defined below) regarding any action or transaction contemplated by this Agreement and (C) any amendment to the Schedule 13D required by Section 13(d) of the Exchange Act or any other applicable law, rule or regulation, take any action that would require the Roumell Parties or any Roumell Affiliate to file a statement of beneficial ownership report on Schedule 13D or any amendment thereto with the SEC;
j.make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

k.enter into any substantive discussions, negotiations, agreements, or understandings with any Third Party with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing; or
l.request, directly or indirectly, any amendment or waiver of the foregoing other than non-public communications with the Company that are not intended to, and would not reasonably be expected to, require any public disclosure of such communications.
The foregoing provisions of this Section 2(a) shall not be deemed to prohibit or restrict the Roumell Parties from: (A) communicating privately with the Board or the Company’s officers or advisors, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications; (B) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange to the extent having jurisdiction over any Roumell Party or its Affiliates, provided, that a breach by the Roumell Parties of this Agreement is not the cause of the applicable law, rule, regulation or action; or (C) privately communicating to any of their investors or potential investors under a customary non-disclosure agreement publicly available information regarding the Company, provided, that such communications are not otherwise reasonably expected to be publicly disclosed.
ii. During the Standstill Period, the Roumell Parties shall cause all shares of Common Stock beneficially owned, directly or indirectly, by them (excluding any shares of Common Stock held in the Separately Managed Accounts, whether held on or after the date hereof), to be present for quorum purposes at the Company’s annual and special stockholder meetings and at any adjournments or postponements thereof, and shall vote such shares (i) in favor of all directors nominated by the Board for election at any such meeting and (ii) consistent with the recommendation of the Board on all other matters submitted to a vote of the stockholders of the Company; provided, however, that in the event that Institutional Shareholder Services, Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) both recommend otherwise than the Board with respect to any proposal submitted by the Company or any of its stockholders (other than proposals relating to the election of directors, “say-on-pay” and the appointment of registered public accountants), each of the Roumell Parties will be permitted in its discretion to vote in accordance with the recommendation of ISS and Glass Lewis or, if their recommendations differ from each other, in accordance with ISS’ or Glass Lewis’ recommendation; provided, further, that each of the Roumell Parties will be permitted to vote in its discretion on any proposal in respect of an Extraordinary Transaction or any vote regarding a stockholders’ rights plan.
3.Director Compensation. The Company agrees that each of the New Directors and their Replacements shall receive (a) the same benefits of director and officer insurance, any indemnity and exculpation arrangements available generally to the non-management directors on the Board, (b) the same compensation for his or her services as a director as the compensation received by the other non-management directors on the Board, and (c) such other benefits on the same basis as all other non-management directors on the Board. The Board and the Compensation Committee of the Board shall take all necessary actions to ensure that from the date of this Agreement through the remainder of the Company’s 2020 fiscal year (or, if earlier, the Termination Date), the compensation received by all members of the Board from the Company in consideration for such members’ services as directors of the Company shall consist solely of equity-based compensation.
4.Representations and Warranties of the Company. The Company represents and warrants as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.
5.Representations and Warranties of Roumell Parties. Each of the Roumell Parties represents and warrants as follows: (a) it has or he has, as applicable, the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by each of the Roumell Parties, constitutes a valid and binding obligation and agreement of each of the Roumell Parties and is enforceable against each of the Roumell Parties in accordance with its terms; (c) the Roumell Parties beneficially own, directly or indirectly, an aggregate of 1,193,696 shares of Common Stock and such shares of Common Stock constitute all of the Common Stock beneficially owned by the Roumell Parties and their respective Affiliates or in which the Roumell Parties or their respective Affiliates have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise; and (d) the Roumell Parties have sole voting power over such shares of Common Stock and no other person or Group (as such term is defined in Section 13(d)(3) of the Exchange Act) has any voting power over such shares of Common Stock.
6.Mutual Non-Disparagement. Subject to applicable law, each of the Company, on the one hand, and the Roumell Parties, on the other hand, covenants and agrees that, during the Standstill Period or if earlier, until such time as the other Party or any of its or his agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors shall have breached this section, neither it nor he nor any of its or his respective agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly (including by any communication with other investors or prospective investors in the Company, with securities analysts or any member of traditional or digital media or by any amendment to the Schedule 13D, including the investment intent disclosure contained therein) criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s subsidiaries, Affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity at any time following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity at any time following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their subsidiaries,

Affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives.
7.SEC Filings.
i. No later than two (2) business days following the date of this Agreement, the Roumell Parties shall file with the SEC an amendment to that certain Schedule 13D, dated March 17, 2020 and as amended on April 3, 2020 (the “Schedule 13D”), in compliance with Section 13 of the Exchange Act reporting their entry into this Agreement and appending this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement. The Roumell Parties shall provide the Company with a reasonable opportunity to review and comment on the Schedule 13D Amendment and any other amendment to the Schedule 13D filed prior to the Termination Date prior to it being filed with the SEC and consider in good faith any comments of the Company.
ii. No later than two (2) business days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement. The Company shall provide the Roumell Parties with a reasonable opportunity to review and comment on the Form 8-K prior to it being filed with the SEC and consider in good faith any comments of the Roumell Parties.
8.Termination. This Agreement is effective as of the date hereof and shall remain in full force and effect until the earlier of (i) fifteen (15) business days prior to the deadline under the Company’s Bylaws, for director nominations and stockholder proposals for the 2021 annual meeting of stockholders and (ii) the consummation of an Extraordinary Transaction; provided, that the Company, on the one hand, or the Roumell Parties, on the other hand, may earlier terminate this Agreement if the other Party commits a material breach of its obligations under this Agreement that (if capable of being cured) is not cured within fifteen (15) days after receipt by the breaching Party of notice from the other Party specifying the material breach, or, if impossible to cure within fifteen (15) days, the breaching Party has not taken any substantive action to cure within such fifteen (15) day period (the earliest of such dates, the “Termination Date”). The “other Party” shall mean, with respect to the Company, any of the Roumell Parties, and with respect to any of the Roumell Parties, the Company. The provisions of this Section 8 and Sections 9-17 shall survive the termination of this Agreement. No termination pursuant to this Section 8 shall relieve any Party from liability for any breach of this Agreement prior to such termination.
9.Miscellaneous. The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages. Accordingly, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the other state or federal courts in the State of Delaware, in addition to any other remedies at law or in equity, and each Party agrees it or he, as applicable, will not take any action, directly or indirectly, in opposition to the other Party seeking relief. Each Party agrees to waive any bonding requirement under any applicable law, in the case the other Party seeks to enforce the terms hereof by way of equitable relief. Furthermore, each Party (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the other state or federal courts in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it or he, as applicable, shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it or he, as applicable, shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the Parties irrevocably waives the right to trial by jury, and (d) each Party irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 13 of this Agreement or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.
10.Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall promptly reimburse the Roumell Parties for their expenses incurred in connection with the nomination of directors in connection with the 2020 Annual Meeting and the negotiation and execution of this Agreement and the transactions contemplated hereby in an amount not to exceed $20,000 in the aggregate.
11.Press Release. The Parties agree that the Company shall issue a press release regarding the matters described in this Agreement in substantially the form as agreed among the Parties prior to the execution of this Agreement.
12.Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the Parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the Party against whom such waiver or consent is to be effective. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
13.Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, when delivered in person or sent by overnight courier, when actually received during normal business hours at the address specified in this subsection:
If to the Company:
ZAGG Inc
910 West Legacy Center Way, Suite 500
Midvale, Utah, 84047
Attention: Abby Barraclough
Email: abby.barraclough@zagg.com

with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
335 South Grand Avenue, Suite 100
Los Angeles, CA 90071
Attention: Steven Stokdyk
        Christopher Drewry
Email:  Steven.Stokdyk@lw.com
         Christopher.Drewry@lw.com
If to the Roumell Parties or any member thereof:
Roumell Asset Management, LLC
2 Wisconsin Circle, Suite 640
Chevy Chase, MD 20815
Attention: James C. Roumell
Email:  jroumell@roumellasset.com

14.Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.
15.Counterparts. This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by facsimile or electronic mail transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the Parties, notwithstanding that not all Parties are signatories to the same counterpart.
16.No Third Party Beneficiaries; Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties; provided, that each Party may assign any of its rights and delegate any of its obligations hereunder to any person or entity that acquires substantially all of that Party’s assets, whether by stock sale, merger, asset sale or otherwise. Any purported assignment or delegation in violation of this Section 16 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. Except as provided in Section 6, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
17.Interpretation and Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “date hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. Each Party acknowledges that it or he, as applicable, has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it or he, as applicable, has executed the same with the advice of said independent counsel. Each Party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.
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IN WITNESS WHEREOF, each of the Parties hereto has executed this COOPERATION AGREEMENT or caused the same to be executed by its duly authorized representative as of the date first above written.
        ZAGG INC

By: /s/ CHRIS AHERN
        Name: Chris Ahern
        Title: Chief Executive Officer

[Signature Page to Cooperation Agreement]

ROUMELL ASSET MANAGEMENT,  LLC

        By: /s/ JAMES C. ROUMELL
        Name: James C. Roumell
        Title:  President

ROUMELL OPPORTUNISTIC VALUE  FUND

By: Roumell Asset Management, LLC
its: Investment Adviser

        By: /s/ JAMES C. ROUMELL
        Name: James C. Roumell
        Title:  President

JAMES C. ROUMELL

              By: /s/ JAMES C. ROUMELL
[Signature Page to Cooperation Agreement]